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                                                                    EXHIBIT 99.1

         FOR IMMEDIATE RELEASE

Contact:     William Kunkel
             Belmont Homes, Inc.
             (601) 454-9217


                   BELMONT HOMES, INC. ANNOUNCES DEATH OF CEO


     BELMONT, Mississippi (May 5, 1997) -- Belmont Homes, Inc. (Nasdaq/NM: BHIX) today announced that the Company's President and Chief Executive Officer, Jerold Kennedy, died yesterday.

     On November 5, 1996, the Company announced that Mr. Kennedy had been diagnosed with a serious illness. On March 31, 1997, as a result of a worsening of his condition, Mr. Kennedy took an indefinite medical leave of absence from the Company so that his health would not be a distraction to the Company.

     John Allison, acting President and Chief Executive Officer, said, "We are all deeply saddened by the death of Jerold Kennedy. He was an outstanding business leader and was instrumental in shaping the development of Belmont Homes. We will miss his guidance and his friendship. During his tenure as Chief Executive Officer, he built a strong management team which is well prepared to carry out Belmont Homes' goals and lead the Company in the future."

     Belmont Homes, Inc. markets a variety of single- and multi-section manufactured homes through approximately 410 dealers and 550 sales centers, located primarily in the southern United States.